Exhibit 15.1

April 17, 2025

To: Pintec Technology Holdings Limited (the “Company”)

4/F, Vanke Times Center,

Chaoyang Road, Chaoyang District, Beijing

The People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—Our Operations in Mainland China and Permissions Required from the PRC Authorities for Our Operations”, “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our Variable Interest Entities” in the Company’s annual report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2025. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Shihui Partners
SHIHUI PARTNERS